Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

June 15, 2009

Novell Announces Commencement of Cash Tender Offer for 0.50% Convertible Senior Debentures due 2024

WALTHAM, Mass. – June 15, 2009 – Novell, Inc. (NASDAQ: NOVL) today announced the commencement of a cash tender offer to purchase its 0.50% Convertible Senior Debentures due 2024 (the “Debentures”) at a price equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest up to but not including July 15, 2009. The offer, which is being made pursuant to the terms of the Debentures, will commence on June 15, 2009 and will expire at 5:00 p.m., New York City time, on July 14, 2009.

As required by the rules of the Securities and Exchange Commission, Novell has filed a Tender Offer Statement on Schedule TO. In addition, Novell’s company notice to holders (a copy of which is attached as an exhibit to such Schedule TO) with respect to the terms, conditions and procedures of the offer will be provided to the Depository Trust Company (“DTC”), participants in DTC, and the paying agent, which is Wells Fargo Bank, N.A. None of Novell’s board of directors, officers or employees has made or is making any recommendation to any holder regarding whether to participate in the offer.

As detailed in the Schedule TO and the Company’s notice to holders, holders may participate in the offer by surrendering their Debentures through the Depository Trust Company’s Automated Tender Offer Program, ATOP, over the Participant Terminal System during the period beginning on June 15, 2009 and ending at 5:00 p.m., New York City time, on July 14, 2009. Holders who surrender their Debentures during this period may, if they choose, withdraw their Debentures at any time prior to 5:00 p.m., New York City time, on July 14, 2009. By 10:00 a.m. on July 15, 2009, Novell will deposit with Wells Fargo Bank an amount of cash sufficient to purchase all Debentures that have been validly surrendered and not withdrawn. Wells Fargo Bank will promptly distribute the cash to the holders.

Legal Notice Regarding Forward-Looking Statements

This press release may include statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the results discussed in or implied by such forward-looking statements, which are based upon information that is currently available to us and/or management’s current expectations, speak only as of the date hereof, and are subject to a number of factors. Any detailed factors that could affect our results is included in our SEC filings, including, but not limited to, our Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2008 filed with the SEC on December 23, 2008, which may be obtained by calling (800) 317- 3195, or at our Investor Relations web site at http://www.novell.com/company/ir. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any forward-looking statements contained in this press release to reflect any change of expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part.

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers the best engineered, most interoperable Linux platform and a portfolio of integrated IT management software that helps customers around the world reduce cost, complexity and risk. With our infrastructure software and ecosystem of partnerships, Novell harmoniously integrates mixed IT environments, allowing people and technology to work as one. For more information, visit www.novell.com.

Novell is a registered trademark of Novell, Inc. in the United States and other countries. All third party marks are the property of their respective owners.

Press Contact:

Ian Bruce

Novell, Inc.

Phone: 781-464-8034

E-Mail: ibruce@novell.com

Investor Relations Contact:

Susan Walker White

Novell, Inc.

Phone: 800-317-3195

E-Mail: swhite@novell.com